UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 13, 2016

SJW Corp.
(Exact name of registrant as specified in its charter)

California	1-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California		95110
(Address of principal executive offices)		(Zip Code)
(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:	Other Events.
As previously disclosed in SJW Corp.’s Form 10-Q for the quarter ended June 30, 2016, SJW Land Company (the “Company”), a wholly owned subsidiary of SJW Corp., was notified by the Arizona Department of Transportation (“ADOT”) in 2015 that in order to achieve their plan to develop a new highway extension, ADOT, in conjunction with the Federal Highway Commission, would be exercising their powers of eminent domain to acquire the Company’s warehouse building located in Phoenix Arizona. The Company reached a settlement with ADOT of $20 million on the property value. Title to the property transferred to ADOT on October 13, 2016 upon the recording of the court’s Final Order of Condemnation. SJW Corp. expects to record a gain, net of tax and expenses, on the property condemnation of approximately $5.8 million in the fourth quarter of 2016.

This Form 8-K may contain certain forward-looking statements including but not limited to statements relating to the expected financial impact from the condemnation of certain property in Arizona, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW CORP.

Date: October 14, 2016	/s/ James P. Lynch
James P. Lynch, Chief Financial Officer and Treasurer